FORM 3                UNITED STATES SECURITIES           OMB APPROVAL
                       AND EXCHANGE COMMISSION     OMB Number:       3235-0104
                        Washington, D.C. 20549     Expires: September 30, 1998
                                                   Estimated average burden
                                                   hours per response .... 0.5

        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
                          or Section 30(f) of the
                      Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*


     Bigman      Theodore
------------------------------------------
     (Last)      (First)     (Middle)



        1221 Avenue of the Americas
------------------------------------------
                 (Street)


    New York       NY           10020
------------------------------------------
     (City)      (State)        (Zip)



2.   Date of Event Re-
     quiring Statement
     (Month/Day/Year)
          4/18/97


3.   IRS or Social Se-
     curity Number of
     Reporting Person
     (Voluntary)



4.   Issuer Name and Ticker or Trading Symbol

     Grove Property Trust (AMEX Ticker: GVE)


5.   Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

 X   Director                       10% Owner
----                           ----

     Officer (give                  Other (specify
---- title below)              ----       below)


-------------------------------------------------



6.   If Amendment, Date of
     Original (Month/Day/Year)



7.   Individual or Joint/Group
     Filing (Check Applicable Line)

 X    Form filed One Reporting Person
----

      Form filed by More than One Reporting Person
----

                          Table I -- Non-Derivative Securities Beneficially Owned


1. Title of Security                 2. Amount of Securities    3. Ownership         4. Nature of Indirect Beneficial
   (Instr. 4)                           Beneficially Owned         Form: Direct         Ownership (Instr. 5)
                                        (Instr. 4)                 (D) or Indirect
                                                                   (I) (Instr. 5)
---------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest            0
















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,               (Over)
see Instruction 5(b)(v).                                       SEC 1473 (7-96)




FORM 3 (continued)     Table II  Derivative Securities Beneficially Owned
                       (e.g., puts, calls, warrants, options, convertible securities)


<CAPTION
1. Title of Derivative   2. Date Exer-         3.   Title and Amount of              4. Conver-    5.  Owner-     6.  Nature of
   Security                 cisable and             Securities Underlying               sion or        ship           Indirect
   (Instr. 4)               Expiration              Derivative Security                 Exercise       Form of        Beneficial
                            Date                    (Instr. 4)                          Price of       Deriv-         Ownership
                            (Month/Day/Year)                                            Deri-          ative          (Instr. 5)
                         ----------------------------------------------------------     vative         Security:
                         Date        Expira-                                Amount      Security       Direct
                         Exer-       tion              Title                of                         (D) or
                         cisable     Date                                   Number                     Indirect
                                                                            of                         (I)
                                                                            Shares                     (Instr. 5)
--------------------------------------------------------------------------------------------------------------------------------
















Explanation of Responses:




**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



      /s/ Theodore Bigman                                  August 12, 1997
------------------------------------                   -----------------------
  **Signature of Reporting Person                                Date

Name:
Title:


                                                                        Page 2
                                                               SEC 1473 (7-96)